Apollo Medical Holdings, Inc. Reports First Quarter 2023 Results
Company to Host Conference Call on Monday, May 8, 2023, at 2:30 p.m. PT/5:30 p.m. ET

ALHAMBRA, Calif., May 8, 2023 /PRNewswire/ -- Apollo Medical Holdings, Inc. (“ApolloMed,” and together with its subsidiaries and affiliated entities, the “Company”) (NASDAQ: AMEH), a leading physician-centric, technology-powered healthcare company focused on enabling providers in the successful delivery of value-based care, today announced its consolidated financial results for the first quarter ended March 31, 2023.

Financial Highlights for First Quarter Ended March 31, 2023:
•Total revenue of $337.2 million, up 28% from $263.3 million for the prior-year quarter
•Net income attributable to ApolloMed of $14.6 million, up 3% from $14.3 million for the prior-year quarter
•Earnings per share - diluted (“EPS - diluted”) of $0.31, compared to $0.31 per share for the prior-year quarter
•Adjusted EBITDA of $29.8 million, compared to $34.4 million for the prior-year quarter
•Beginning with the first quarter ended March 31, 2023, the Company is reporting its financial results based on the following three business segments, in an effort to provide greater insight into the performance of its different lines of business:
1.Care Enablement (integrated, end-to-end clinical and administrative platform comprised of technology, analytics, and management services, which enable payers and providers in the delivery of high-quality, value-based care);
2.Care Partners (partnering with high-performing providers in reducing total cost of care and participating in risk-bearing and performance-based arrangements via our consolidated risk-bearing entities, including independent physician associations (“IPAs”), health plan, and accountable care organization (“ACO”)); and
3.Care Delivery (clinical operations, including primary care, multi-specialty, and ancillary services).

Recent Operating Highlights:
•On May 1, 2023, the Company completed the previously announced acquisition of 100% of the fully diluted capitalization of For Your Benefit, Inc. ("FYB"). The Company has also received approval of the change in control of FYB’s license as a full-service Restricted Knox-Keene licensed health plan from the California Department of Managed Health Care. With this approval, ApolloMed is now able to assume full financial responsibility, including both professional and institutional risk, in California for the medical costs of its members/enrollees through plan-to-plan contracts with licensed health plans.
•On May 5, 2023, the Company’s Board of Directors approved the appointment of Chan Basho as Chief Financial Officer. Mr. Basho will remain in his role as Chief Strategy Officer and will continue to oversee the finance, operations, strategy and corporate development teams.

Management Commentary:
Brandon Sim, Co-Chief Executive Officer of ApolloMed, stated, “We began 2023 on a strong note, achieving 28% growth on the top line primarily due to organic growth in our Care Partners segment, and maintaining steady profitability even as we continue to invest in people and infrastructure in our Care Enablement segment and continue to expand our high-quality clinical footprint in our Care Delivery segment. We continue to execute on our core operational goals, especially in growing our membership in core and new geographic regions and in taking additional financial responsibility for care delivery in our risk-bearing entities. On the latter, we recently received regulatory approval for the change in control of a full-service Restricted Knox-Keene licensed health plan, which will allow us to take global risk for the professional and institutional costs of members in the plan. This is a significant opportunity for us to deploy our care coordination and management capabilities more effectively and enhances our demonstrated ability to decrease total cost of care while improving on quality and patient outcomes, which we expect will drive both revenue and EBITDA growth over the next several years.”

Mr. Sim continued, “Given our strong start to the year and ongoing execution across our business, we are pleased to be reiterating our previously provided guidance for full-year 2023. I believe that our innovative, technology-forward healthcare delivery platform, consisting of the rapidly-growing risk-bearing partnerships we have developed in conjunction with our growing clinical delivery footprint, all powered by our end-to-end care enablement suite, positions us well in our mission to accelerate the transformation of our healthcare system into one that is seamlessly coordinated, high quality, and accessible by all.”

GAAP Financial Review for the First Quarter Ended March 31, 2023:
•Total revenue of $337.2 million for the quarter ended March 31, 2023, an increase of 28%, compared to $263.3 million for the quarter ended March 31, 2022.
•Capitation revenue, net, of $300.2 million for the quarter ended March 31, 2023, an increase of 35%, compared to $222.1 million for the quarter ended March 31, 2022. Capitation revenue represented 89% of total revenue for the quarter ended March 31, 2023.
•Net income of $14.3 million for the quarter ended March 31, 2023, an increase of 19%, compared to $12.1 million for the quarter ended March 31, 2022.
•Net income attributable to ApolloMed of $14.6 million for the quarter ended March 31, 2023, compared to $14.3 million for the quarter ended March 31, 2022.
•EPS - diluted of $0.31 per share for the quarter ended March 31, 2023, compared to $0.31 per share for the quarter ended March 31, 2022.

Segment Results for the First Quarter Ended March 31, 2023:

	Three months ended March 31, 2023
	Care Enablement	Care Partners	Care Delivery	Other	Intersegment Elimination		Corporate Costs	Consolidated Total
Total revenues	$30,566	$314,653	$25,383	$240	$(33,598)		$—	$337,244

Cost of services	15,621	286,078	21,363	63	(33,728)		—	289,397
General and administrative(1)	9,199	6,254	4,986	660	(1,034)		5,409	25,474
Total expenses	24,820	292,332	26,349	723	(34,762)		5,409	314,871

Income (loss) from operations	$5,746	$22,321	$(966)	$(483)	$1,164	(2)	$(5,409)	$22,373
(1) Balance includes general and administrative expenses and depreciation and amortization.
(2) Income from operations for the intersegment elimination represents rental income from segments renting from other segments. Rental income is presented within other income which is not presented in the table.

Care Enablement reported total revenues of $30.6 million for the quarter ended March 31, 2023, an increase of 4.0%, compared to $29.4 million for the quarter ended March 31, 2022. Segment operating income was $5.7 million, compared to $11.3 million in the prior-year period. This decrease was primarily a result of a $2.1 million increase in cost of services as well as $4.7 million increase in G&A expense related to increased headcount to support the Company’s operational growth.

Care Partners reported total revenue of $314.7 million for the quarter ended March 31, 2023, an increase of 30.4%, compared to $241.3 million for the quarter ended March 31, 2022, which was primarily driven by organic membership growth in ApolloMed's consolidated risk-bearing entities and a more favorable payer mix. Segment operating income was $22.3 million, an increase of 28.2% from $17.4 million in the prior-year period.

Care Delivery reported total revenues of $25.4 million for the quarter ended March 31, 2023, an increase of 24.9%, compared to $20.3 million for the quarter ended March 31, 2022, which was primarily driven by increased volume in patient visits at our primary, multi-specialty, and ancillary care delivery entities. Segment operating loss was $1.0 million, compared to operating income of $1.1 million in the prior-year period. The loss was primarily a result of the Company’s ongoing investment in expanding its care delivery footprint in Nevada and Texas.

Non-GAAP Measures for the First Quarter Ended March 31, 2023:
•EBITDA of $24.0 million for the quarter ended March 31, 2023, compared to $23.7 million for the quarter ended March 31, 2022.
•Adjusted EBITDA of $29.8 million for the quarter ended March 31, 2023, compared to $34.4 million for the quarter ended March 31, 2022. The decrease was primarily due to a $6.5 million reduction in APC excluded assets costs, which was related to significantly lower non-cash unrealized losses in fair value of a payer partner’s shares held as marketable securities and other investments of $3.0 million, compared to $10.6 million in unrealized losses for the quarter ended March 31, 2022.

Balance Sheet Highlights:
As of March 31, 2023, ApolloMed’s cash and cash equivalents and investments in marketable securities were $278.7 million, working capital was $292.7 million, and total stockholders’ equity was $563.2 million; compared to cash and cash equivalents and investments in marketable securities of $293.6 million, working capital of $287.8 million and total stockholders’ equity of $555.0 million, respectively, as of December 31, 2022.

Update on Share Repurchase Program
In December 2022, ApolloMed’s Board of Directors approved a share repurchase plan authorizing the Company to repurchase up to $50.0 million of its shares of common stock on the open market and through privately negotiated transactions. The Company repurchased $9.5 million, or approximately 270,000 shares, during the quarter ended March 31, 2023. This share repurchase plan does not have an expiration date. The Board may suspend or discontinue the repurchase program at any time. This repurchase program does not obligate the Company to make additional repurchases at any specific time or in any specific situation.

For more details on ApolloMed’s financial results for the quarter ended March 31, 2023, please refer to ApolloMed’s Quarterly Report on Form 10-Q to be filed with the U.S. Securities Exchange Commission (“SEC”), which is accessible at www.sec.gov.

Guidance:
ApolloMed is reiterating the following guidance for total revenue, net income, EBITDA, Adjusted EBITDA, and EPS - diluted, based on the Company’s existing business, current view of existing market conditions and assumptions for the year ending December 31, 2023.

($ in millions)	2023 Guidance Range
	Low	High
Total revenue	$1,300.0	$1,500.0
Net income	$49.5	$71.5
EBITDA	$89.5	$129.5
Adjusted EBITDA	$120.0	$160.0
EPS – diluted	$0.95	$1.20

See “Guidance Reconciliation of Net Income to EBITDA and Adjusted EBITDA” and “Use of Non-GAAP Financial Measures” below for additional information. There can be no assurance that actual amounts will not be materially higher or lower than these expectations. See “Forward-Looking Statements” below for additional information.

Conference Call and Webcast Information:
ApolloMed will host a conference call at 2:30 p.m. PT/5:30 p.m. ET today (Monday, May 8, 2023), during which management will discuss the results of the first quarter ended March 31, 2023. To participate in the conference call, please use the following dial-in numbers about 5 minutes prior to the scheduled conference call time:

U.S. & Canada (Toll-Free):    +1 (877) 858-9810
International (Toll):    +1 (201) 689-8517

The conference call can also be accessed via webcast at: https://event.choruscall.com/mediaframe/webcast.html?webcastid=yO0KycVd.

An accompanying slide presentation will be available in PDF format on the “IR Calendar” page of the Company’s website (https://www.apollomed.net/investors/news-events/ir-calendar) after issuance of the earnings release and will be furnished as an exhibit to ApolloMed’s current report on Form 8-K to be filed with the SEC, accessible at www.sec.gov.

Those who are unable to attend the live conference call may access the recording at the above webcast link, which will be made available shortly after the conclusion of the call.

Note About Consolidated Entities
The Company consolidates entities in which it has a controlling financial interest. The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights, and VIEs in which the Company is the primary beneficiary. Noncontrolling interests represent third party equity ownership interests in the Company’s consolidated entities (including certain VIEs). The amount of net income attributable to noncontrolling interests is disclosed in the Company’s consolidated statements of income.

Note About Stockholders’ Equity, Certain Treasury Stock and Earnings Per Share
As of the date of this press release, 140,954 holdback shares have not been issued to certain former shareholders of the Company’s subsidiary, Network Medical Management, Inc. (“NMM”), who were NMM shareholders at the time of closing of the merger, as they have yet to submit properly completed letters of transmittal to ApolloMed in order to receive their pro rata portion of ApolloMed’s common stock and warrants as contemplated under that certain Agreement and Plan of Merger, dated December 21, 2016, among ApolloMed, NMM, Apollo Acquisition Corp. (“Merger Subsidiary”) and Kenneth Sim, M.D., as amended, pursuant to which Merger Subsidiary merged with and into NMM, with NMM as the surviving corporation. Pending such receipt, such former NMM shareholders have the right to receive, without interest, their pro rata share of dividends or distributions with a record date after the effectiveness of the merger. The Company’s consolidated financial statements have treated such shares of common stock as outstanding, given the receipt of the letter of transmittal is considered perfunctory and ApolloMed is legally obligated to issue these shares in connection with the merger.

Shares of ApolloMed’s common stock owned by Allied Physicians of California, a Professional Medical Corporation d.b.a. Allied Pacific of California (“APC”), a VIE of the Company, are legally issued and outstanding but excluded from shares of common stock outstanding in the Company’s consolidated financial statements, as such shares are treated as treasury shares for accounting purposes. Such shares, therefore, are not included in the number of shares of common stock outstanding used to calculate the Company’s earnings per share.

About Apollo Medical Holdings, Inc.
ApolloMed is a leading physician-centric, technology-powered, risk-bearing healthcare company. Leveraging its proprietary end-to-end technology solutions, ApolloMed operates an integrated healthcare delivery platform that enables providers to successfully participate in value-based care arrangements, thus empowering them to deliver outcomes-based medical care to patients in a cost-effective manner.

Headquartered in Alhambra, California, ApolloMed’s subsidiaries and affiliates include management services organizations (MSOs), affiliated independent practice associations (IPAs), and entities participating in the Centers for Medicare & Medicaid Services Innovation Center (CMMI) innovation models. For more information, please visit www.apollomed.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s guidance for the year ending December 31, 2023, ability to meet operational goals, ability to meet expectations in deployment of care coordination and management capabilities, ability to decrease cost of care while improving quality and outcomes, ability to deliver sustainable revenue and EBITDA growth as well as long-term value, ability to respond to the changing environment, and successful implementation of strategic growth plans, acquisition strategy, and merger integration efforts. Forward-looking statements reflect current views with respect to future events and financial performance and therefore cannot be guaranteed. Such statements are based on the current expectations and certain assumptions of the Company’s management, and some or all of such expectations and assumptions may not materialize or may vary significantly from actual results. Actual results may also vary materially from forward-looking statements due to risks, uncertainties and other factors, known and unknown, including the risk factors described from time to time in the Company’s reports to the SEC, including, without limitation the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and any subsequent quarterly reports on Form 10-Q.

FOR MORE INFORMATION, PLEASE CONTACT:
Investor Relations
(626) 943-6491
investors@apollomed.net

Carolyne Sohn, The Equity Group
(408) 538-4577
csohn@equityny.com

APOLLO MEDICAL HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$274,613	$288,027
Investments in marketable securities	4,114	5,567
Receivables, net	79,003	52,629
Receivables, net – related parties	74,877	65,147
Income taxes receivable	9	4,015
Other receivables	1,929	1,834
Prepaid expenses and other current assets	22,170	14,798
Loans receivable	973	996
Loan receivable – related party	—	2,125

Total current assets	457,688	435,138

Non-current assets
Land, property, and equipment, net	113,361	108,536
Intangible assets, net	77,675	76,861
Goodwill	276,028	275,675
Investments in other entities – equity method	43,108	40,299
Investments in privately held entities	896	896
Operating lease right-of-use assets	18,431	20,444
Other assets	5,441	6,056

Total non-current assets	534,940	528,767

Total assets(1)	$992,628	$963,905

Liabilities, mezzanine equity and equity

Current liabilities

Accounts payable and accrued expenses	$49,486	$49,562
Fiduciary accounts payable	8,976	8,065
Medical liabilities	101,394	84,253
Dividend payable	664	664
Finance lease liabilities	579	594
Operating lease liabilities	3,234	3,572

	March 31, 2023	December 31, 2022

Current portion of long-term debt	621	619
Total current liabilities	164,954	147,329

Non-current liabilities
Deferred tax liability	3,695	3,042
Finance lease liabilities, net of current portion	1,136	1,275
Operating lease liabilities, net of current portion	18,164	19,915
Long-term debt, net of current portion and deferred financing costs	204,944	203,389
Other long-term liabilities	21,806	20,260

Total non-current liabilities	249,745	247,881

Total liabilities(1)	414,699	395,210

Mezzanine equity
Non-controlling interest in Allied Physicians of California, a Professional Medical Corporation	14,729	13,682

Stockholders’ equity
Series A Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series B Preferred stock); 1,111,111 issued and zero outstanding	—	—
Series B Preferred stock, par value $0.001; 5,000,000 shares authorized (inclusive of Series A Preferred stock); 555,555 issued and zero outstanding	—	—
Common stock, $0.001 par value per share; 100,000,000 shares authorized, 46,488,443 and 46,575,699 shares issued and outstanding, excluding 10,569,340 and 10,299,259 treasury shares, at March 31, 2023, and December 31, 2022, respectively	47	47
Additional paid-in capital	352,697	360,097
Retained earnings	207,300	192,678
Total stockholders’ equity	560,044	552,822

Non-controlling interest	3,156	2,191

Total equity	563,200	555,013

Total liabilities, mezzanine equity and equity	$992,628	$963,905
(1) The Company’s consolidated balance sheets include the assets and liabilities of its consolidated variable interest entities (“VIEs”). The consolidated balance sheets include total assets that can be used only to settle obligations of the Company’s consolidated VIEs totaling $519.9 million and $505.8 million as of March 31, 2023 and December 31, 2022, respectively, and total liabilities of the Company’s consolidated VIEs for which creditors do not have recourse to the general credit of the primary beneficiary of $131.8 million and $129.7 million as of March 31, 2023 and December 31, 2022, respectively. The VIE balances do not include $375.6 million of investment in affiliates and $34.0 million of amounts due from affiliates as of March 31, 2023 and $304.8 million of investment in affiliates and $30.3 million of amounts due from affiliates as of December 31, 2022 as these are eliminated upon consolidation and not presented within the consolidated balance sheets.

APOLLO MEDICAL HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
(UNAUDITED)

	Three Months Ended March 31,
	2023	2022
Revenue
Capitation, net	$300,204	$222,060
Risk pool settlements and incentives	13,462	18,075
Management fee income	9,896	10,473
Fee-for-service, net	12,062	11,095
Other income	1,620	1,555

Total revenue	337,244	263,258

Operating expenses
Cost of services, excluding depreciation and amortization	289,397	220,730
General and administrative expenses	21,182	11,943
Depreciation and amortization	4,292	4,374

Total expenses	314,871	237,047

Income from operations	22,373	26,211

Other (expense) income
Income from equity method investments	2,484	1,433
Interest expense	(3,269)	(1,073)
Interest income	3,009	46
Unrealized loss on investments	(6,392)	(8,962)
Other income	1,204	613

Total other expense, net	(2,964)	(7,943)

Income before provision for income taxes	19,409	18,268

Provision for income taxes	5,102	6,195

Net income	14,307	12,073

Net loss attributable to non-controlling interest	(315)	(2,191)

Net income attributable to Apollo Medical Holdings, Inc.	$14,622	$14,264

Earnings per share – basic	$0.31	$0.32

Earnings per share – diluted	$0.31	$0.31

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
(in thousands)	2023		2022

Net income	$14,307		$12,073
Interest expense	3,269		1,073
Interest income	(3,009)		(46)
Provision for income taxes	5,102		6,195
Depreciation and amortization	4,292		4,374
EBITDA	23,961		23,669

Income from equity method investments	(249)		(148)
Other, net	1,402	(1)	—
Stock-based compensation	3,445		3,055
APC excluded assets costs	1,266		7,784
Adjusted EBITDA	$29,825		$34,360	(2)

(1) Other, net for the three months ended March 31, 2023 relates to changes in the fair value of our financing obligation to purchase the remaining equity interest in one of our investments.

(2) Adjusted EBITDA under the historical method for the three months ended March 31, 2022 was $38.2 million. See “Use of Non-GAAP Financial Measures” below for additional information on change of methodology.

Guidance Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2023 Guidance Range
(in thousands)	Low	High
Net income	$49,500	$71,500
Interest expense	1,000	1,000
Provision for income taxes	23,000	38,000
Depreciation and amortization	16,000	19,000
EBITDA	89,500	129,500

Loss (income) from equity method investments	(750)	(750)
Other, net	3,250	3,250
Stock-based compensation	16,000	16,000
APC excluded assets costs	12,000	12,000
Adjusted EBITDA	$120,000	$160,000

Use of Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures EBITDA and Adjusted EBITDA, of which the most directly comparable financial measure presented in accordance with U.S. generally accepted accounting principles (“GAAP”) is net income. These measures are not in accordance with, or alternatives to GAAP, and may be different from other non-GAAP financial measures used by other companies. The Company uses Adjusted EBITDA as a supplemental performance measure of our operations, for financial and operational decision-making, and as a supplemental means of evaluating period-to-period comparisons on a consistent basis. Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation, and amortization, excluding income or loss from equity method investments, non-recurring transactions, stock-based compensation, and APC excluded assets costs. Beginning in the third quarter ended September 30, 2022, the Company has revised the calculation for Adjusted EBITDA to exclude provider bonus payments and losses from recently acquired IPAs, which it believes to be more reflective of its business.

The Company believes the presentation of these non-GAAP financial measures provides investors with relevant and useful information, as it allows investors to evaluate the operating performance of the business activities without having to account for differences recognized because of non-core or non-recurring financial information. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating operational performance, allocating resources, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation, or as a substitute for, GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has provided corresponding GAAP financial measures for comparative purposes. The reconciliation between certain GAAP and non-GAAP measures is provided above.